FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-84141

                      SUPPLEMENT NO. 3 DATED AUGUST 2, 2000
                      TO PROSPECTUS DATED OCTOBER 27, 1999
                    RELATING TO $93,750,000 PRINCIPAL AMOUNT
                     7% CONVERTIBLE PREFERRED SECURITIES AND
                   4,587,188 SHARES OF CLASS A COMMON STOCK OF
                             CARRIAGE SERVICES, INC.

      All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the prospectus, dated October 27, 1999, forming a part of the Registration Statement on Form S-3, File No. 333-84141.

      The purpose of this supplement is to provide additional information regarding the Selling Holders. In addition to the Selling Holders named in the prospectus, the following table sets forth the name of an additional Selling Holder and relationship, if any, with the Company, and (i) the amount of Convertible Preferred Securities owned by such Selling Holder as of June 9, 2000 (subject to the qualification set forth below), (ii) the maximum amount of Convertible Preferred Securities that may be offered for the account of such Selling Holder as of June 9, 2000 and (iii) the maximum amount of Class A Common Stock that may be offered for the account of the Selling Holder under the prospectus.

                                          PRINCIPAL AMOUNT
                                           OF CONVERTIBLE       NUMBER OF
                                             PREFERRED       SHARES OF CLASS     NUMBER OF
                                             SECURITIES         A COMMON      SHARES OF CLASS
                                            BENEFICIALLY      STOCK OWNED        A COMMON
                                             OWNED AND        PRIOR TO THE     STOCK OFFERED
             SELLING HOLDER                OFFERED HEREBY      OFFERING(1)       HEREBY(2)
--------------------------------------    ---------------    ---------------  ---------------
Credit Suisse First Boston Corporation... $       300,000            14,678           14,678
                                          ---------------    --------------   --------------

------------

(1) Comprises the shares of Class A common stock into which the Convertible Preferred Securities held by such Selling Holder are convertible at the Initial Conversion Price. The conversion price and the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities are subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities may increase or decrease from time to time.

(2) Assumes conversion into Class A common stock of the full amount of Convertible Preferred Securities held by the Selling Holder at the Initial Conversion Price and the offering of such shares by such Selling Holder pursuant to the registration statement of which this prospectus forms a part. The conversion price and the number of shares of Class A common stock issuable upon conversion of the Convertible Preferred Securities is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class common stock issuable upon conversion of the Convertible Preferred Securities may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Convertible Preferred Securities; rather, cash will be paid in lieu of fractional shares, if any.

      Credit Suisse First Boston Corporation has provided financial advisory services to the Company in the past three years, for which it has received usual and customary compensation. In particular, it acted as the Initial Purchaser in connection with the issuance and sale of the Convertible Preferred Securities by the Company in June 1999, and acted as an underwriter in connection with a secondary offering of Class A common stock in May 1998.

      Because the Selling Holder listed above may, pursuant to this prospectus, offer all or some portion of the Convertible Preferred Securities or Class A common stock it presently holds, no estimate can be given as to the amount of the Convertible Preferred Securities or shares of Class A common stock that will be held by the Selling Holder listed above upon termination of any such sales. In addition, the Selling Holder identified above may have sold, transferred or otherwise disposed of all or a portion of its Convertible Preferred Securities or Class A common stock since the date on which it provided the information regarding its Convertible Preferred Securities or Class A common stock, in transactions exempt from the registration requirements of the Securities Act.

      The Company may from time to time include additional Selling Holders in supplements to this prospectus. The Company will pay the expenses of registering the Convertible Preferred Securities and Class A common stock being sold hereunder.